EXHIBIT 10(JJ)

                              AMENDMENT NUMBER ONE
                                       TO
                             THE ALPINE GROUP, INC.
                             STOCK COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

      WHEREAS, The Alpine Group, Inc. (the "Company") maintains The Alpine Group, Inc. Stock Compensation Plan for Non-Employee Directors (the "Plan");

      WHEREAS, pursuant to Article XI of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan; and

      WHEREAS, the Company desires to amend the Plan, effective as of July 1, 2004.

      NOW, THEREFORE, pursuant to Article XI of the Plan, the Plan is hereby amended, effective as of July 1, 2004, as follows:

      1. The first sentence of Section 6.1 of the Plan is amended in its entirety to read as follows:

      "As of each date of grant, as determined in accordance with Section 5.3 above, each Non-Employee Director shall receive that number of shares of Restricted Stock determined by dividing (a) the amount of Retainer Fees or Meeting Fees that the Non-Employee Director elected to receive in Restricted Stock by (b) 100% of the Fair Market Value of the Common Stock at the time of grant of the Restricted Stock."

      2. Section 7.2(a) of the Plan is amended in its entirety to read as follows:

      "(a) STOCK OPTION PRICE. The purchase price per share of Common Stock deliverable upon the exercise of a Stock Option granted pursuant to
      Section 7.1 shall be 100% of the Fair Market Value of such Common Stock at the time of the grant of the Stock Option."